Exhibit 2.4

Via Email & Fax

EXCO Operating Company, LP
12377 Merit Drive
Dallas, Texas 75251
Attention: General Counsel
Fax: 214-706-3409

August 14, 2017

Email: hlamparter@EXCOResources.com

Re: Agreement to Terminate Purchase and Sale Agreement

Ms. Lamparter:

Reference is made to that certain Purchase and Sale Agreement by and among EXCO Operating Company, LP (“EOC”) and EXCO Land Company, LLC (“EXCO Land”, and together with EOC, “EXCO”), as Seller, and VOG Palo Verde LP (“Venado”), as Buyer, dated April 7, 2017 (as amended, the “PSA”). EXCO and Venado are each referred to herein as a “Party” and collectively referred to as the ‘‘Parties”. Capitalized terms used in this letter agreement but not defined in this letter agreement shall have the meanings given to such terms in the PSA.

Pursuant to Section 11.1(a) of the PSA, the Parties hereby mutually agree to terminate the PSA, which termination shall be conditioned upon, and effective immediately upon the occurrence of, Venado’s receipt of the Deposit in accordance with Section 11.2(c) of the PSA. Concurrently with EXCO’s execution and acknowledgment of this letter agreement, the Parties will execute a joint written instruction in the form of Annex I hereto directing the Escrow Agent to deliver the Deposit to Venado in accordance with Section 11.2(c) of the PSA. Except as provided in Section 11.2 of the PSA and except for the provisions of Sections 1.1 , 1.2, 7.10, 8.1(b) through (f), 8.2, 11.3, 12.11 and Article XIII (other than Sections 13.3, 13.8 and 13.9) of the PSA, upon termination of the PSA in accordance with this letter agreement, the PSA shall be void and of no further force or effect and the Parties shall have no liability or obligation thereunder; provided that, notwithstanding anything herein or in Section 11 .3 of the PSA to the contrary, Venado’s obligations under Section 11.3 of the PSA are hereby suspended (and EXCO shall not seek to enforce any obligations thereunder) until such time as EXCO delivers written notice to Venado enforcing the terms thereof.

This letter agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature Page Follows]

By executing the space provided below, the Parties hereby acknowledge and agree to the terms of this letter agreement.

Sincerely,

VOG Palo Verde LP

By: VOG Palo Verde GP LLC, its general partner

/s/ R. Scott Garrick
Name: R. Scott Garrick
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED THIS 15th OF AUGUST, 2017:

By: EXCO Operating Company, LP

By: EXCO Partners OLP GP, LLC, its general partner

/s/ Heather L. Lamparter
Name: Heather Lamparter
Title: VP, General Counsel & Secretary

cc:     Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, D.C. 20004
Attention: Elizabeth More
Fax: 202-637-2201
Email: elizabeth.more@lw.com

EXCO Resources, Inc.
12377 Merit Drive
Dallas, Texas 75251
Attention: Blair Mathews
Email: bmathews@EXCOResources.com

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn: David Castro Jr.
Fax: 713-835-3601
Email: david.castro@kirkland.com

Annex I

ESCROW RELEASE NOTICE- JOINT INSTRUCTIONS

[Omitted.]